Exhibit 99.1

Oasis Petroleum Inc. Announces Select Operational Results and Preliminary Financial Results for 2013 and

its 2014 Outlook

Houston, Texas — February 4, 2014 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced its 2013 operational results and estimated proved reserves, updated its 2013 financial outlook, and provided its 2014 outlook.

2013 Highlights

•	Increased average daily production 51% year-over-year to 33,904 barrels of oil equivalent per day (“Boepd”) in 2013, up from 22,469 Boepd in 2012.

•	Completed and placed on production 136 gross (106.1 net) operated wells during 2013, including 47 gross (36.4 net) operated wells in the fourth quarter of 2013.

•	Increased total estimated net proved oil and natural gas reserves to 227.9 million barrels of oil equivalent (“MMBoe”) at December 31, 2013, a 59% increase over year-end 2012 total estimated net proved reserves, with an associated increase in SEC PV-10 of approximately 69%. Approximately 87% of estimated net proved reserves at year-end 2013 consisted of oil and 54% were developed.

•	Grew and high-graded the Company’s leasehold position by 54% to 515,314 total net acres at December 31, 2013 from 335,383 at December 31, 2012 in the Williston Basin, primarily targeting the Bakken and Three Forks (“TFS”) formations. In addition, Oasis had 422,386 net acres held-by-production as of December 31, 2013.

•	Acquired approximately 161,000 net acres in four separate transactions for $1,554 million, subject to further customary post-close adjustments.

•	Increased inventory by 78% to 3,590 drilling locations in 2013, up from 2,020 drilling locations as of year-end 2012.

•	Reduced total well costs, including the impact of Oasis Well Services (“OWS”), by 12% from $8.5 million per well in the fourth quarter of 2012 to $7.5 million per well in the fourth quarter of 2013.

•	Ended the year with $91.9 million of cash and cash equivalents and had total liquidity of $1,251.1 million, including the Company’s $1,500 million revolving credit facility.

“2013 was a transformational year for Oasis as we increased our drilling inventory by 78% and our net acreage position to over a half million net acres in the heart of the Bakken/Three Forks play,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We added significant asset value through the acreage acquisitions, inventory additions, and production growth. In addition, the team made significant progress formulating early views on infill density potential and the lower benches of the Three Forks formation. With these findings, in 2014 we will initiate full spacing unit development, including wells targeting the middle Bakken and multiple benches of the Three Forks.”

Expectations for 2014

Oasis has entered into a purchase and sale agreement to sell certain non-operated properties in its Sanish operating area and certain other non-operated leases adjacent to the Sanish position to an undisclosed buyer for approximately $333 million in cash, subject to customary post-close adjustments. As of December 31, 2013 the properties expected to be divested consisted of 8,354 net acres and production from the properties was approximately 2,691 Boepd during the fourth quarter of 2013. All expectations for 2014 assume the sale of these non-operated properties in early March 2014.

Highlights for 2014 include:

•	Increasing average daily production to a range of 46,000 to 50,000 Boepd in 2014 (excludes Sanish production), representing approximately 42% increase at the midpoint in 2014 over 2013 daily production.

•	$1,425 million total capital expenditure (“CapEx”) budget, with approximately 90% allocated for drilling and completion (“D&C”) CapEx.

•	Adding an additional two rigs during the second half of the year, bringing the total to 16 operated rigs.

•	Completing approximately 205 gross (147.8 net) operated and 7.7 net non-operated wells.

•	Conducting continued downspacing and lower bench TFS studies to maximize economics across the Company’s acreage position.

•	Drilling approximately 90% of the wells on pads, 80% of which are on pads with three or more wells and over 50% of the wells in the Three Forks.

•	Adding a second frac spread to OWS and expect operations to begin mid-year.

Preliminary Fiscal Year 2013 and Fourth Quarter 2013 Results

Oasis is providing preliminary unaudited financial results for the fourth quarter and fiscal year 2013. Oasis has prepared the summary preliminary data below based on the most current information available to management. Its normal audit and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from this preliminary financial data, and any differences could be material.

Average daily production by project area is listed in the following table:

	Average Daily Production for the Period Ended (Boepd)
	4Q 13	3Q 13	FY 13	FY 12
West Williston	28,067	19,259	21,170	15,263
East Nesson	11,412	11,043	10,054	4,936
Sanish	2,627	2,762	2,680	2,270

Total	42,106	33,064	33,904	22,469

% oil	89%	89%	90%	92%

“In the fourth quarter of 2013, weather in the Williston Basin was more severe than what we would call a normal winter, and our production for the quarter reflected the impact of the operational challenges caused by such conditions,” said Taylor Reid, Oasis’ President and Chief Operating Officer. “In spite of that, the team was able to deliver production inside of our range, growing volumes 27% quarter over quarter. Additionally, at the end of 2013, Oasis had approximately 93% of its wells connected to natural gas infrastructure. We had approximately 75% of our gross operated oil volumes on our third party oil gathering system, which provides access to numerous rail and pipeline delivery points. This system provided us the flexibility to shift volumes between rail and pipe throughout the year to maximize price realizations.”

The following table provides the Company’s preliminary estimates for oil prices and differentials and natural gas prices for the fourth quarter of 2013 and for the full year 2013:

Expected Prices and Oil Differentials
	4Q 13	FY 13
WTI (NYMEX)	$97.39	$98.05
Realized Price for Oil	$85.50 - $86.25	$92.20 - $92.45
Oil Differential	11.4 - 12.2%	5.7 - 6.0%
Natural Gas ($ per mcf)	$6.90 - $7.20	$6.70 - $6.90

The following table provides Oasis’ preliminary estimates for fiscal year 2013 expenses:

FY 2013
	Prior Guidance	Updated Guidance
Metric
LOE ($/Boe)	$6.25 - $7.50	$7.60 - $7.70
Marketing, transportation and gathering ($/Boe)(1)	$1.25 - $1.60	$1.50 - $1.60
G&A ($ in millions)	$75 - $82	$75 - $76
Production taxes (% of oil and gas revenue)	9.0% - 10.5%	9.25% - 9.35%
CapEx (excluding acquisitions) ($ in millions)	$1,020	$940 - $950

(1)	Excludes bulk purchase of oil in 2013 and the effect of non-cash market valuation adjustments on pipeline imbalances and line fill inventory.

Oasis expects exploration and production (“E&P”) CapEx, excluding acquisitions, to total between $915 million and $925 million for 2013, with approximately 93% associated with D&C. The Company expects total CapEx for the full year 2013 to be between $940 million and $950 million, not including approximately $1,563 million associated with acquisitions. CapEx reductions associated with OWS, which are included in the E&P CapEx numbers above, are expected to range between $41 million and $43 million during 2013, which would exceed the Company’s expectations, lowering D&C cost per net operated well by $0.4 million.

As of December 31, 2013, the Company had cash and cash equivalents of $91.9 million. As of December 31, 2013, Oasis had $335.6 million drawn under its $1,500 million revolving credit facility and it had $5.2 million of letters of credit, which reduces the borrowing capacity of the revolving credit facility. As of December 31, 2013, Oasis had liquidity of $1,251.1 million.

Operational Results for Bakken and TFS

Oasis completed and brought on production 136 gross (106.1 net) operated wells in the Williston Basin in 2013, including 47 gross (36.4 net) operated wells during the fourth quarter of 2013. The following table describes the Company’s producing Bakken and TFS wells by project area in the Williston Basin as of December 31, 2013:

	Bakken / Three Forks Wells
	West Williston		East Nesson		Sanish		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing Wells
Production started in 2013
Operated	75	60.7	61	45.4	0	0.0	136	106.1
Non-Operated	12	0.5	31	2.4	69	5.2	112	8.1
Production started in 4Q13
Operated	28	23.5	19	12.9	0	0.0	47	36.4
Non-Operated	3	0.1	7	1.1	13	0.7	23	1.9
Acquired in 3Q/4Q13
Operated	80	55.4	10	7.4	0	0.0	90	62.8
Non-Operated	91	7.9	2	0.3	0	0.0	93	8.2
Producing wells on or before 12/31/13
Operated	311	240.8	145	115.0	0	0.0	456	355.8
Non-Operated	151	12.6	109	8.7	323	25.0	583	46.3

As of December 31, 2013, the Company had 41 gross operated wells awaiting completion and 18 gross operated wells in the process of drilling.

“We completed an additional 8 gross operated wells, including 5 gross operated wells from our West Williston acquisition. In addition to the activity increase, we picked up additional working interest and completed 10.8 more total net wells compared to our original budget. The team has done an excellent job of reducing well costs as we were able to complete the additional wells while spending approximately $40 million less than budgeted for drilling and completion capital,” said Mr. Reid.

“Our capital efficiency has improved significantly compared to 2012. In 2012, we spent $1,008 million in drilling and completion CapEx while completing 105.6 net wells. In 2013, we spent approximately $150 million less and we completed 8.6 more net wells, or 114.2 total net wells. We are continuing to find ways to improve economics by driving down costs in the basin, lowering well costs 22% year over year.”

Leasehold Position and Drilling Locations

Oasis built its leasehold position in its West Williston and East Nesson project areas through acquisitions and development activities and, as of December 31, 2013, had 515,314 net acres in the Williston Basin, including 422,386 net acres held-by-production. The following table presents net acreage as of December 31, 2013 and 2012:

	Acreage
	Dec 31, 2013	Dec 31, 2012	Change	% Change
West Williston	361,626	208,062	153,564	74%
East Nesson	145,345	118,943	26,402	22%
Sanish	8,343	8,378	(35)	0%

Total	515,314	335,383	179,931	54%

Based on the Company’s successful acquisitions in the second half of 2013 and its active leasing efforts, Oasis has grown operated spacing units by 44%, to 403 from 280 drilling spacing units (“DSU”). Additionally, through its extensive subsurface modeling and evaluation, Oasis is now counting approximately 10 wells per DSU, increasing its wells per spacing unit by 25% from 8 wells per DSU at the end of 2012. Based on both the increased DSU count and the increased wells per DSU, the Company’s overall remaining operated drilling inventory as of December 31, 2013 grew by 78% year over year to 3,590 drilling locations, which is described in more detail below:

	Remaining Drilling Locations
	Gross Operated	Net Operated	Net Non- operated	Total Net
West Williston	2,201	1,498	113	1,611
East Nesson & Sanish (1)	1,389	951	54	1,005

Total	3,590	2,449	167	2,616

(1)	Includes 9.3 net non-operated wells for Sanish

Estimated Net Proved Reserves

Oasis’ estimated net proved oil and natural gas reserves at December 31, 2013 were 227.9 MMBoe, a 59% increase over year-end 2012 estimated net proved reserves, and consisted of 198.6 million barrels (“MMBbls”) of oil and 176.0 billion cubic feet (“Bcf”) of natural gas utilizing an average WTI oil price of $96.96 per barrel and an average natural gas price of $3.66 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. At year-end 2013, 87% of the Company’s total estimated net proved reserves were from oil.

The table below summarizes the Company’s estimated net proved reserves and related PV-10 at December 31, 2013 and 2012 for each project area based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at December 31, 2013 and 2012 in accordance with rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to companies involved in oil and natural gas producing activities. The information in the following table does not give any effect to or reflect Oasis’ commodity hedges.

	December 31, 2013		December 31, 2012
	Proved Reserves (MMBoe)	PV-10(1) (in millions)	Proved Reserves (MMBoe)	PV-10(1) (in millions)
West Williston	154.0	$3,571.0	94.6	$2,066.6
East Nesson	65.3	1,663.4	41.4	975.6
Sanish	8.6	252.5	7.3	202.1

Total	227.9	$5,486.9	143.3	$3,244.3

(1)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows.

Estimated net proved developed reserves increased from 70.0 MMBoe at year-end 2012 to 122.1 MMBoe at year-end 2013. The PV-10 of the Company’s estimated net proved developed reserves increased to $3,706 million at year-end 2013 from $2,188 million at year-end 2012.

At December 31, 2013, Oasis had approximately 105.8 MMBoe of estimated proved undeveloped reserves as compared to 73.3 MMBoe at December 31, 2012. All of the Company’s estimated proved undeveloped reserves at December 31, 2013 are expected to be developed within the next five years.

The following table summarizes the changes in Oasis’ estimated net proved reserves during 2013:

MMBoe
Estimated Net Proved Reserves
Beginning balance at 12-31-12	143.3
Revision of previous estimates	5.1
Extensions, discoveries and other additions	46.1
Sales of reserves in place	0.0
Purchases of reserves in place	45.7
Production	(12.4)

Net proved reserves at 12-31-13	227.9

% Proved Developed	53.6%

Agreement to Sell Certain Non-Operated Assets In and Around Sanish

In January 2014, Oasis entered into a purchase and sale agreement to sell non-operated Sanish properties and certain other non-operated leases adjacent to the Sanish position to an undisclosed buyer for approximately $333 million in cash. The transaction is expected to close in early March, with an effective date of October 1, 2013, and is subject to customary closing conditions and purchase price adjustments.

As of December 31, 2013 the properties expected to be divested consisted of 8,354 net acres and 28.2 net producing Bakken and TFS wells. Production from the properties was 2,691 Boepd during the fourth quarter of 2013.

Mr. Nusz said, “The funds from the Sanish divestiture strengthen our liquidity position to execute on our accelerated drilling program in 2014. The transaction is consistent with our growth strategy as we de-lever the balance sheet and put the capital into our high return operated projects.”

Oasis intends to use cash proceeds from the transaction to repay outstanding debt under its revolving credit facility and for general corporate purposes.

2014 Capital Plan

The Company’s 2014 CapEx budget totals $1,425 million, which consists of $1,367 million for E&P CapEx and $58 million for other CapEx, including OWS and non-E&P capital.

E&P CapEx primarily consists of:

•	$1,250 million of drilling and completion CapEx for operated and non-operated wells (including expected savings from services provided by OWS and OMS);

•	$60 million for constructing infrastructure to support production in Oasis’ core project areas, primarily related to salt water disposal systems;

•	$25 million for maintaining and expanding the Company’s leasehold position;

•	$19 million for facilities and other miscellaneous CapEx; and

•	$13 million for micro-seismic work, purchase of seismic data and other test work.

Other CapEx consists of the following:

•	$35 million for OWS, including district tools; and

•	$23 million for other non-E&P capital, including items such as administrative capital and capitalized interest.

The Company entered the year with 14 rigs and is currently planning to add two additional rigs in the second half of 2014. The Company expects the wells completed by area in 2014 to be:

	Gross Operated	Net Operated	Net Non- operated	Total Net Wells
Wells Completed by Area
West Williston	123	85.1	5.2	90.3
East Nesson	82	62.7	2.5	65.2

Total	205	147.8	7.7	155.5

Over 50% of the wells completed in 2014 will target the Three Forks formation.

The following table provides Oasis’ forward-looking guidance for 2014:

2014 Range
Metric
Production (Boepd)
Full Year 2014	46,000 - 50,000
1Q14	41,000 - 45,000
Full Year Financial Metrics
LOE ($/Boe)	$7.50 - $9.00
Marketing, transportation and gathering ($/Boe)(1)	$1.20 - $1.60
G&A ($ in millions)	$85 - $95
Production taxes (% of oil and gas revenue)	9.5% - 11.0%

(1)	Excludes the effect of non-cash market valuation adjustments on inventory imbalances.

Hedging Activity

The Company has not added any additional hedges to what was last reported in its press release dated October 1, 2013.

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Tuesday, February 4, 2014
Time:	10:00 a.m. Central Time
Dial-in:	877-621-0256
Intl. Dial in:	706-634-0151
Conference ID:	49145330
Website:	www.oasispetroleum.com

A recording of the conference call will be available beginning at 2:00 p.m. Central Time on the day of the call and will be available until Monday, February 10, 2014 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	49145330

The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, the completion of our disposition of Sanish properties, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Matt Ultis, (281) 404-9600